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                               EXHIBIT 1(b)

                     DAVIS INTERNATIONAL SERIES, INC.
                         ARTICLES SUPPLEMENTARY
                                   TO
                   ARTICLES OF INCORPORATION PURSUANT
            TO SECTIONS 2-208 AND 2-208.1 OF THE MARYLAND
                        GENERAL CORPORATION LAW

      Davis International Series, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessment and Taxation of Maryland that:

      FIRST: Prior to the designation and reclassification of the common stock of the corporation, the corporation had a total of 5,000,000,000 of authorized shares, $.001 par value per share, 500,000,000 of which are classified as Davis International Total Return Fund, 200,000,000 of which are classified as Davis International Total Return Fund Class A Common Stock, 200,000,000 of which are classified as Davis Total Return Fund Class B Common Stock, 25,000,000 of which are classified as Davis Total Return Fund Class C Common Stock and 75,000,000 shares of the Davis International Total Return Fund series which are unclassified. The aggregate par value of all the authorized stock is $5,000,000 of which $4,500,000 is unclassified and $5,000,000 is classified.

      SECOND: The Articles of Incorporation are hereby supplemented by (i) changing the description of certain items and conditions under which the classes of stock may be issued, (ii) reclassifying 50,000,000 shares of the authorized and unissued shares of the Davis International Total Return Fund Class A Common Stock and Class B Common Stock as Davis International Total Return Fund Class Y Common Stock and, (iii) classifying 50,000,000 shares of the unclassified stock of the Davis International Total Return Fund series as Davis International Total Return Fund Class Y Common Stock, all with $.001 par value per share.

      THIRD: The Class A Common Stock, Class B Common Stock, Class C Common Stock and Class Y Common Stock shall represent investment in the same pool of assets and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption except as set forth in the Articles of Incorporation of the Corporation and as set forth below:

           Expenses related to the distribution of each class of stock and such other expenses as may be permitted by rule or order of the Securities and Exchange Commission and as the Board of Directors shall deem appropriate shall be borne solely by each class, and the bearing of such expenses shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the stock of such Class;

           The Class A Common Stock may be subject to a front-end load and a Rule 12b-1 distribution fee as determined by the Board of Directors from time to time prior to issuance of such stock and, in addition, the Class A Common Stock issued after filing of these Articles may also be subject to a

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           contingent deferred sales charge, as determined by the Board of
           Directors from time to time prior to issuance of such stock;

           The Class B Common Stock may be sold without a front-end sales load and may be subject to a contingent deferred sales charge and a Rule 12b-1 distribution fee as determined by the Board of Directors from time to time prior to the issuance of such stock and shall be converted to Class A Common Stock at the end of eight
           (8) years after purchase or such earlier period as determined by the Board of Directors giving effect to reciprocal exchange privileges;

           The Class C Common Stock may be sold without a front-end sales load and may be subject to a contingent deferred sales charge and to a Rule 12b-1 distribution fee as determined by the Board of Directors from time to time prior to issuance of such stock;

           The Class Y Common Stock may be sold without a front-end sales load or contingent deferred sales charge and without a Rule 12b-1 distribution fee;

           Each class shall vote separately on matters pertaining only to that class, as the Board of Directors shall from time to time determine;

           Nothing herein shall prohibit the imposition of a redemption fee or exchange fee upon any Class as may be determined by the Board of Directors from time to time;


FOURTH: Immediately following the designation and reclassification of stock, the Corporation will have a total of 5,000,000,000 shares, $.001 par value per share, 4,500,000,000 of which will be unclassified, 500,000,000 of which shall be classified as the Davis International Total Return Fund, 150,000,000 shall be classified as Davis International Total Return Fund Class A Common Stock, 150,000,000 of which shall be classified as Davis International Total Return Fund Class B Common Stock, 25,000,000 of which shall be classified as Davis International Total Return Fund Class C Common Stock and 150,000,000 shall be classified as Davis International Total Return Fund Class Y Common Stock and 25,000,000 of which shall be unclassified, each with a par value of $.001 per share. The aggregate par value of all of the stock is $50,000,000 of which $45,000,000 is unclassified and $5,000,000 is classified.

FIFTH: The stock of the Corporation has been classified by the Board of Directors of the Corporation in accordance with and pursuant to Article FIFTH, Section (b) of the Articles of Incorporation of the Corporation.

SIXTH: The Corporation is registered as an open-end investment company with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940.

SEVENTH: The Board of Directors duly adopted a resolution (i) re-designating the preferences of the class A Common Stock issued after the filing of these articles; (ii)

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reclassifying 50,000,000 shares of the authorized and unissued shares of each of the Class A Common Stock and Class B Common Stock of the Davis International Total Return Fund as Davis International Total Return Fund Class Y Common Stock; and (iii) designating 50,000,000 of the authorized and unissued stock of the Davis International Total Return Fund series as Davis International Total Return Fund Class Y Common Stock on July 29, 1996.

EIGHTH: The effective date of these Articles Supplementary shall be September 1, 1996.


IN WITNESS THEREOF, Davis International Total Return Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on August 18, 1996.


                                    DAVIS INTERNATIONAL SERIES, INC.




                                    BY:_____________________________
                                    CARL R. LUFF, VICE PRESIDENT
-------
ATTEST:




_______________________________
RAYMOND O. PADILLA, SECRETARY



     THE UNDERSIGNED, The Vice President of DAVIS INTERNATIONAL FUND SERIES, Inc., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, foregoing Articles Supplementary to the Charter to be the corporate act of said Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.

DATED: August 28, 1996



                                          _________________________________
                                          CARL R. LUFF, VICE PRESIDENT